Exhibit 5.1

March 3, 2026

Jack in the Box Inc.
9357 Spectrum Center Blvd
San Diego, California 92123

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Jack in the Box Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an additional 1,900,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), reserved for issuance pursuant to the Company’s 2023 Omnibus Incentive Plan, as amended (the “2023 Plan”), which was approved by stockholders at the annual meeting on February 27, 2026. As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the 2023 Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the 2023 Plan and pursuant to the agreements that accompany the 2023 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation